EXHIBIT 99.1
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   THE
  SPORTS
AUTHORITY
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                                                              September 15, 1998
                                                           FOR IMMEDIATE RELEASE

CONTACT: THE SPORTS AUTHORITY, INC.        Alexander L. Stanton
         Martin E. Hanaka                  Vice President of Strategic Planning
         Chief Executive Officer           & Treasurer
         (954) 677-6230                    (954) 677-6003

    THE SPORTS AUTHORITY APPOINTS MARTIN E. HANAKA AS CHIEF EXECUTIVE OFFICER

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Fort Lauderdale, Florida, September 15, 1998-- The Sports Authority, Inc.
(NYSE:TSA), the world's largest full-line sporting goods retailer, today announced that Martin E. Hanaka, Vice-Chairman, has been elected Chief Executive Officer of the Company. Jack Smith, the Company's founder and previous Chief Executive Officer, has decided to step down from his executive role. Mr. Smith will continue his role as Chairman of the Board for the Company, and will remain active in the industry through his position as Chairman of the National Sporting Goods Association.

Mr. Hanaka joined the Company in February, after an extensive 25-year retail career focused on superior customer service and significant earnings growth in all his endeavors. Most recently Mr. Hanaka served as the President & Chief Operating Officer of Staples, Inc., leading the office supply superstore chain to a compounded annual growth rate of 41% in sales and 51% in earnings per share during his tenure. Additionally, his career has included serving as President & Chief Operating Officer of Lechmere, Inc. and holding a variety of senior executive positions with Sears Roebuck & Co.

Commenting on the appointment, Chairman Jack Smith stated, "I am pleased that the daily leadership of the Company I founded more than ten years ago will be in very capable hands. I have always said that we have the strongest management team in our industry; Marty's background and experience in a high growth environment will only enhance this team and position The Sports Authority for future growth and continued industry leadership."

Martin Hanaka commented, "Jack spent the last decade building the Company to its position as the world's largest full-line sporting goods retailer, and I am excited about the opportunity to lead it into the next decade. After working with the Company over the past six months, I am confident that The Sports Authority will continue to be the leader in the sporting goods industry, and will ultimately be one of the elite specialty retailers in terms of growth and value."

The Sports Authority operates 214 full line sporting goods superstores; 198 stores in 32 states across the United States, six in Canada, and ten in Japan under its joint venture agreement with JUSCO Co., Ltd.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are disclosed in the Company's Form 10-K for 1997.

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    3383 North State Road 7 * Fort Lauderdale, Florida 33319 * 954-735-1701